May 2, 2016 – 4:00pm

Air Industries Group (the "Company" or "Air Industries") Announces:
Preliminary Results for the First Quarter of 2016 and Conference Call

Hauppauge, NY -- (Marketwired – May 2, 2016 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, reports financial results for the three months ended March 31, 2016.  Because its results for the first quarter are currently being reviewed by its auditor, Air Industries released only its consolidated revenues, operating costs, gross profits and anticipated consolidated loss and consolidated loss before tax for the quarter and cautioned that these figures were preliminary and subject to change based upon the results of its auditor’s review. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine Engine Components.

Financial Results for the Three months ended March 31, 2016 and 2015 (unreviewed):

For the three months ended March 31, 2016, consolidated net sales were $15,184,000, a decrease of $(1,627,000) or (9.7%) compared to consolidated net sales of $16,811,000 for the first quarter of 2015.

Consolidated gross profit was $2,821,000, or approximately 18.6% of sales for the three months ended March 31, 2016 compared to $4,369,000 or approximately 25.9% of sales for the first quarter of 2015.

Consolidated operating costs were $ 4,310,000 for three months ended March 31, 2016, an increase of $407,000 or 10.4 % compared to $ 3,903,000 for first quarter of 2015.

For the three months ended March 31, 2016 consolidated loss from operations was $(1,489,000), a decrease of $(1,955,000) from consolidated income from operations of $466,000 recorded in the first quarter of 2015. Consolidated loss before tax was $(1,984,000), a decrease of $(2,112,000) from income before taxes of $128,000 in the first quarter of 2015.

Management Discussion:

Mr. Daniel Godin, Chief Executive Officer of Air Industries Group commented: “The results of our first quarter were both disappointing and encouraging. The revenue for the first quarter of 2016 and 2015 for each of our sectors is shown below:

	Three Months Ended:

	March 31, 2016	March 31,2015
Complex Machining	$7,466,000	$9,064,000
Aerostructures & Electronics	5,160,000	5,782,000
Turbine Engine Components	2,558,000	1,965,000
Total Revenue	$15,184,000	$16,811,000

Complex Machining Sector:    Revenue at our Complex Machining segment was about $ 2 million below our expectation. Internal execution drove most of the miss due to unexpected lead times caused by additional inspections required by the government at our out-sourced special processing companies. This has delayed product deliveries; in effect lengthening the production lead-time. In addition we experienced operational problems at one of the units of this segment. We have responded to this by changing our senior management in this facility on April 1st. We are confident that shipments that were delayed in the first quarter will be made in the 2nd quarter.

Turbine & Engine Sector:    Against this disappointment we have seen consistent progress in revenue at our Turbine & Engine segment as we reposition this business.  We are anticipating that this business sector will return to profitability in the near future.

We previously announced that we are in the process of opening two new locations for the Turbine Engine Component segment - following our customers to their new locations. On April 14th we signed a Memorandum of Understanding with Meyer Tool to create a shop n’shop solution with them at their facility in Kalisz, Poland. From this location we will recapture all the lost work from our GE Land Turbine customer that has been transferred from our AMK facility in Connecticut to Hungary.

Re-positioning of Air Industries:    For the past year we have been re-positioning Air Industries, creating a unified and integrated cohesive enterprise out of the many disparate businesses we have acquired in recent years.

One of the most, and in my opinion, the most important of our activities and achievements has been the creation of a corporate business development – sales - team. In prior years sales responsibility was delegated to each individual site and their efforts did not have a view or vision of the corporation as a whole. We now have three professionals dedicated exclusively to business development and have also added two site-level salesmen to specifically support our Turbine & Engine sector.

This effort is showing good and accelerating results. Our bookings for the first quarter were more than $18 million – an increase of 19% over the first quarter of 2015. This favorable trend continued in April, in which we have booked approximately $10 million of new business – nearly 60% of our total bookings for the 2nd Quarter of 2015. Our backlog of business is now at an all-time high. We anticipate that this will continue and that we will have record bookings for the remainder of 2016 and beyond. This is shown graphically in the graph below:

Our sales team has been instrumental in aiding AMK, one of the units of our Turbine & Engine sector in qualifying for new engine programs from Pratt & Whitney and General Electric. AMK are now in the initial stages of manufacturing initial products to finalize this qualification on several new engine programs.

We have also expanded our sales to international customers. We have hired manufacturers’ representatives in several countries. Many countries fly the F-15, F-16 and F-18 fighter aircraft and we will increase our penetration of this market. We have recently completed sales of F-18 landing gear to Switzerland and Finland.

A recent contract win by our subsidiary Eur Pac highlights the benefits of integrating our business. Recently Eur Pac won a single contract worth $3 million. To put this in perspective this single contract represents nearly 75% of Eur Pac’s average annual revenue. Eur Pac will be sourcing product from other Air Industries units to complete this contract. If Eur Pac was not a unit of Air Industries it would not, in all likelihood, have bid on or won this business.

Our business development team has also expanded the type of customer for Air Industries; we no longer are limited to aircraft and ground turbines. Recently Space-Ex has become a customer of two of our businesses. And the Electric Boat division of General Dynamics is now a customer, albeit small customer of one of our businesses and is considering adding a second Air Industries unit as a supplier.

While doing all this, we have been mindful of the need to control costs. Anticipating a sluggish first quarter we have eliminated about $1 million dollars in employment costs. We are also now in the process of changing our PEO (Professional Employment Organization) and expect sizeable reductions in costs while simultaneously improving our employee benefits as result.

Despite the disappointing first quarter management and the Board of Air Industries are convinced that the Company is well positioned for the balance of 2016 and for future years. Our bookings and backlog are at record highs, our status and rating with our customers is extremely positive and we are expanding into new businesses.

We still expect that, despite the sluggish first quarter, revenue for the 2016 entire calendar year will be in the range of $85 to $90 million, and Ebitda will be between $ 8 and $ 9 million. It is our intention and our goal to resume regular dividend payments at the end of the year if it is prudent to do so.

Management will be conducting a conference call this afternoon; Monday, May 2, 2016 at 4:30pm EST.

Dial-In: 1-785-830-1942
Conference Code: 801 0845

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding results for the first quarter of 2016, trends in the marketplace, its belief that the slowdown caused by the Sequester is continuing, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control and ,in particular, with respect to its results for the 1st quarter of 2016, the completion of its auditor’s review. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com